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                                                                     EXHIBIT 5.1

                              Opinion of Counsel
                         (includes Consent of Counsel)


                                 July 17, 2000


Ladies and Gentlemen:

     The undersigned ("Counsel") has acted as counsel to NPS Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). The Company is filing this Registration Statement with the Commission under the Securities Act of 1933, as amended, for the registration of 215,867 shares (the "Shares") of the Company's common Stock, $0.001 par value per share (the "Common Stock").

     In rendering the opinion set forth herein, Counsel has made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to Counsel's satisfaction to be true and correct copies thereof, as Counsel has deemed necessary under the circumstances.

     Based upon the foregoing and such other examination of law and fact as deemed necessary, and in reliance thereon, counsel is of the opinion that, when issued, the Shares that may be sold pursuant to the Registration Statement will be legally and validly issued, fully paid, and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Counsel under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.


                                         Sincerely,



                                         /s/ James U. Jensen

                                         James U. Jensen, Vice President
                                         Corporate Development and Legal Affairs
                                         Utah State Bar No. 1675